UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to § 240.14a-12

CRITICARE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
           No fee required.
           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Criticare Systems, Inc. 20925 Crossroads Circle Suite 100 Waukesha, WI 53186-4054 Tel: 262.798.8282 Fax: 262.798.8290 www.csiusa.com
October 12, 2006

Dear Fellow Stockholder:

As you know, dissident stockholder BlueLine Partners L.L.C., a hedge fund, together with its affiliates, is carrying out a consent solicitation aimed at removing your duly-elected Board of Directors and replace it with a slate of nominees handpicked by BlueLine, including one of its principals. If elected, BlueLine's nominees would constitute at least a majority of Criticare's directors, thus allowing BlueLine to gain control of your Company.

For the reasons we describe in detail in the enclosed Consent Revocation Statement, we believe that BlueLine's sole purpose in seeking control of the Board and your Company is to extract a profit on its Criticare investment by attempting to either sell the Company at a time when the value of our current initiatives cannot be properly realized, or artificially increase the Company's profits (and possibly stock price) in the short term by indiscriminately cutting expenses, including research and development costs. In opposing BlueLine's actions, your Board firmly believes that if we continue to execute our business strategy and implement our current initiatives, the value of your Company will be substantially increased, beyond what could reasonably be expected to be obtained in a sale of the Company today or from an indiscriminate reduction of our expenses.

Don't be fooled by BlueLine's baseless accusations, all of which, we believe, are amply disproved in the enclosed Consent Revocation Statement. Here are the facts:

1.	Our fiscal 2006 revenue of $31.35 million was the second highest in the Company's history, representing an increase of $4.57 million, or 17%, over fiscal 2005 revenue of $26.78 million. Our cash balance has improved and we continue to operate debt free.

2.	Since October 19, 2004, the day on which BlueLine made its initial investment in Criticare, through the end of September 2006, the market value per share of our common stock has increased 65.25%, significantly more than the 19.98% return for the NASDAQ Medical Equipment Index, the 0.01% return for the Hemscott Medical Appliances and Equipment Index and the negative (1.58)% return for the Dow Jones US Medical Equipment Index, over the same period. Our stock performance over the last few months, we believe, bears no relationship to the health of our business. Our fundamentals are better today than they have ever been.

3.	Despite BlueLine's constant criticism of management and the Board and continued touting of ‘‘compliance,’’ ‘‘cost management’’ and ‘‘governance’’ as the road to the Company's success, to this date BlueLine has offered no business plan or strategy for Criticare in the event BlueLine is successful in its attempt to seize control of your Company.

4.	BlueLine is a hedge fund and its obligation is to act in the best interests of BlueLine and its investors, and not in the best interests of Criticare and the other Criticare stockholders.

5.	Over the last few years, under the guidance of our renewed Board, your management has launched three major product initiatives, which even BlueLine admits have ‘‘tremendous individual and combined potential,’’ unwinding Criticare from a dying pure core business of vital signs monitoring, while also bringing our cost structure in check through the implementation of the downsizing and consolidation of many Company functions. What does BlueLine have to show for its claim that, if successful in its consent solicitation, it will know how to run your Company?

6.	BlueLine's track record, although limited, reveals as one of its main investment tactics pressuring companies in which it invests into a sale as a way to accelerate returns on its own investment. We believe that if the Company is put up for sale (or managed only to cut costs and improve margins and profitability), the stockholders will forever surrender the opportunity to realize the long-term value that we believe, due to our current initiatives, underlies, but is not yet reflected in, our current stock price. We could not disagree more with BlueLine's view, expressed as early as this past April, that stockholders would ‘‘receive greater value by finding a buyer for the Company.’’ On the contrary, we believe that a sale of the Company now, even at a premium to its current market price, would likely result in a ‘‘fire sale’’ rather than an opportunity to maximize shareholder value.

7.	As documented on pages 10-12 of the enclosed Consent Revocation Statement, BlueLine continually flip flops on issues relating to the direction of the Company.

8.	Last but not least, in connection with its attempt to gain control of your Company, BlueLine is not giving you anything in return—it is not offering to purchase any shares from you, and it is not offering to pay any control premium to you or any other Criticare stockholders (although BlueLine is not legally obligated to do so).

* * * * *

We urge you to reject BlueLine's solicitation and not to sign any consent you may receive from BlueLine. If you have previously signed a BlueLine consent card, you may revoke that consent by signing, dating and mailing the enclosed Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please call The Altman Group, Inc. toll free at: 1-(800) 283-3192.

Thank you for your continued support,

Higgins D. Bailey Ed.D.	Jeffrey T. Barnes
/s/ Higgins D. Bailey	/s/ Jeffrey T. Barnes
Chairman of the Board	Director
Sam B. Humphries	N.C. Joseph Lai, Ph.D.
/s/ Sam B. Humphries	/s/ N.C. Joseph Lai, Ph.D.
Director	Director
Emil H. Soika	Stephen K. Tannenbaum
/s/ Emil H. Soika	/s/ Stephen K. Tannenbaum
Director	Director

Certain statements made in this letter are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Criticare Systems, Inc.'s actual results to differ materially from those projected in such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, demand for Criticare's products, costs of operations, the development of new products, the reliance on single sources of supply for certain components in Criticare's products, government regulation, health care cost containment programs, the effectiveness of Criticare's programs to manage working capital and reduce costs, competition in Criticare's markets, compliance with product safety regulations and product liability and product recall risks, risks relating to international sales and compliance with U.S. export regulations, unanticipated difficulties in outsourcing the manufacturing of the majority of its products to foreign manufacturers and risks related to foreign manufacturing, including economic and political instability, trade and foreign tax laws, production delays and cost overruns and quality control. Other risks are set forth in Criticare's reports and documents filed from time to time with the SEC. Criticare operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on Criticare's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Criticare is under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, and expressly disclaims any such obligation.

Criticare filed a definitive consent revocation statement with the SEC on October 11, 2006, in connection with the consent solicitation begun by BlueLine Partners L.L.C. and its affiliates. Criticare will be mailing to stockholders its definitive consent revocation statement and other relevant documents. INVESTORS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CRITICARE WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the definitive consent revocation statement and other related documents filed by Criticare at the SEC's website at www.sec.gov. Criticare's definitive consent revocation statement and other related documents may also be obtained from Criticare free of charge by contacting Joel Knudson, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, WI 53186, Tel. (262) 798-5335.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Criticare of its stockholders in connection with this consent solicitation, and the participants' interests in the solicitation, are set forth in Criticare's definitive consent revocation statement.

If you have any questions or need any information concerning this solicitation and our consent revocation, please contact: The Altman Group, toll free at (800) 283-3192.